AMENDMENT TO ASSET SALE AGREEMENT

This Amendment to Asset Sale Agreement (the "Amendment") is executed effective as of February 12, 2009, by and between Pizza Hut of America, Inc., a Delaware corporation (“PHA”), Pizza Hut, Inc. (“PHI”; and together with PHA, the “Seller”) and NPC International, Inc., a Kansas corporation (the "Buyer").

R E C I T A L S:

WHEREAS, the Seller and Buyer have previously executed that certain Asset Sale Agreement (the "ASA") dated as of January 13, 2009, which provides for the sale of 49 Pizza Hut Restaurants in the St. Louis area; and

WHEREAS, the Seller and Buyer desire to amend the ASA as provided in this Amendment;

NOW, THEREFORE, in consideration of the premises and of the mutual covenants of the parties set forth in this Amendment, and for other good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, the Seller and Buyer hereby agree as follows:

1.

System Restaurant 429028. In order to maintain management consistency and efficiency in the St. Louis market, the parties have agreed to enter into a Management Agreement at Closing for the management and operation of System Restaurant 429028 located at 15845 Manchester Rd., Ellisville, Missouri.

2.

Schedules 1.1 and 1.3(b). Schedules 1.1 and 1.3(b) are hereby replaced with the attached revised Schedules 1.1 and 1.3(b) to reflect the removal of System Restaurant 429028 located at 15845 Manchester Rd., Ellisville, Missouri, which will be operated by Buyer under a Management Agreement dated February 16, 2009.

3

Payment of Purchase Price. Notwithstanding the provisions of Section 1.6(g), the parties agree that the Purchase Price and all other amounts payable by the Buyer to Seller shall be paid by wire transfer of immediately available funds to an account designated by Seller on February 17, 2009.

4.	Reaffirmation. Other than as amended herein, all of the provisions of the ASA remain in full force and effect.

ASA Amendment

IN WITNESS WHEREOF, the undersigned parties have executed this Amendment this 12th day of February, 2009.

PIZZA HUT OF AMERICA, INC.		NPC INTERNATIONAL, INC.

By:	/s/ John J. Murphy	By:	/s/ Troy D. Cook
	John J. Murphy, President		Troy D. Cook, Vice President

PIZZA HUT, INC.

By:	/s/ John J. Murphy
John J. Murphy, Vice President – Law

ASA Amendment